Exhibit 99.1

BioSig’s New PURE EP™ Subscription Model Adopted by Mayo Clinic-Phoenix for World-Class Cardiac Care

PURE EP™ subscriber community now includes two of top three U.S. health systems in cardiology: Mayo Clinic-Phoenix and Cleveland Clinic

Westport, CT, November 2, 2023 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company committed to delivering unprecedented accuracy and precision to intracardiac signal visualization, announced today that Mayo Clinic-Phoenix—an existing user of the PURE EP™ Platform—has upgraded to the Platform’s subscription model to gain immediate access to the Company’s latest technological advancements in cardiac arrhythmia identification.

Harnessing the power of automation, PURE EP™’s latest software features debut unique algorithms that unlock signal data for electrophysiologists conducting even the most challenging ablation procedures.

●	Automatic Tachycardia Characterization (ATC) alerts electrophysiologists to heart conduction patterns that may be difficult to detect with the naked eye or that might warrant further evaluation.

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Near-Field Tracking (NFT) monitors changes in the local unipolar electrogram to provide real-time tissue feedback that assists electrophysiologists as they make their final determinations between healthy and scarred tissue for lesion placement during an ablation.

"Our commitment to innovation and delivering exceptional patient care drives our ongoing collaboration with BioSig,” said Hicham El Masry, M.D., FHRS, Cardiac Electrophysiologist at Mayo Clinic-Phoenix. “The integration of PURE EP™'s advanced software features further reinforces our dedication to providing the best possible healthcare solutions for our patients. We look forward to the positive impact this partnership will have on our cardiac procedures."

Mayo Clinic-Phoenix is ranked as the number one hospital in Arizona, according to the U.S. News and World Report. Within the specialty of cardiology, heart, and vascular surgery, the institution is ranked in the top one percent of hospitals nationwide (33 out of 4,515 hospitals).1

With Mayo Clinic-Phoenix and Cleveland Clinic now part of the PURE EP™ subscriber community, two out of the top three ranked health systems in cardiology, heart, and vascular surgery have embraced PURE EP™.2

“We are thrilled to roll out our newest, most innovative software to one of our company’s longest standing partners. As we continue building out PURE EP™’s software suite, customers will have the flexibility to purchase and add enhancements that meet their needs,” commented Gray Fleming, Chief Commercial Officer of BioSig. “By removing the burden of ownership and maintenance, we’re putting the latest PURE EP™ developments in physician’s hands as they unfold—unlocking the full potential of the electrophysiology lab.”

Leveraging full-spectrum signal data has significantly reduced ablation procedure times. Initial evidence suggested potential savings of approximately $418.20 per procedure using PURE EP™'s clear signals.3 Recent independent research by Cleveland Clinic shows PURE EP™'s unique unipolar capabilities may cut procedure times by up to 66%.4 With the global cardiac ablation market set to exceed $14.5 billion by 2032,5 PURE EP™ offers substantial cost savings and efficiency gains for hospitals, improving patient outcomes through shorter procedures.

With a comprehensive suite of tools available through the subscription model, the PURE EP™ Platform can deliver the latest developments in electrophysiology to physicians as they emerge, with the flexibility to add enhancements as desired. For more information on how PURE EP™ can enhance arrhythmia identification and laboratory workflows, visit BioSig.com.

About The PURE EP™ Platform

The PURE EP™ Platform serves physicians by enabling the real-time acquisition of raw cardiac signal data—absent of unnecessary noise or interference inherent in traditional approaches. By leveraging a first-of-its-kind combination of hardware and software, the PURE EP™ Platform is designed to deliver unprecedented intracardiac signal purity that pushes the boundaries of cardiac arrhythmia identification, diagnosis, and treatment.

In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology, electrophysiologists rated PURE EP™ as superior to conventional systems for 75.2% of signal samples, with 87% earning a rating of equivalent or superior. Data presented at Heart Rhythm Society 2023 demonstrated the PURE EP™ Platform’s capacity to facilitate ablations in a third of the usual time, reducing procedure time and improving workflow efficiencies, without sacrificing accuracy, precision, or efficacy.

The PURE EP™ Platform is currently in a national commercial launch and an integral part of well-respected healthcare systems, including Mayo Clinic, Texas Cardiac Arrhythmia Institute, Cleveland Clinic, and Kansas City Heart Rhythm Institute.

About BioSig Technologies, Inc.

BioSig Technologies is a medical technology company focused on deciphering the body’s electrical signals, starting with heart rhythms. By leveraging a first of its kind combination of hardware and software, we deliver unprecedented cardiac signal clarity, ending the reliance on ‘mixed signals’ and ‘reading between the lines.’ Our platform technology is addressing some of healthcare’s biggest challenges—saving time, saving costs, and saving lives.

The Company’s product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

An estimated, 14.4 million Americans suffer from cardiac arrhythmias, and the global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.6

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

—References—

1.	Rankings & Ratings: Mayo Clinic-Phoenix. (2023, August). U.S. News & World Report’s 2023-24 Best Hospitals. https://health.usnews.com/best-hospitals/area/az/mayo-clinic-6860019
2.	Rankings & Ratings: Mayo Clinic. (2023, August). U.S. News & World Report’s 2023-24 Best Hospitals. https://health.usnews.com/best-hospitals/area/mn/mayo-clinic-6610451
3.

Gallinghouse, G.J., et al. (2022, November). PP-069-2-AF Reduced Time of Redo AF Ablation With PURE EP Recording System: A Randomized Study. Asia Pacific Heart Rhythm Society Scientific Session [Abstract]. Singapore. (55). https://tinyurl.com/BioSigAbstractAPHRS

4.

Tabaja, C., et al. (2023, May). PO-01-200 Unipolar Signal Modification-Guided Radiofrequency Ablation. [Abstract]. Heart Rhythm 2023, New Orleans, LA. 20(5): S187. https://doi.org/10.1016/j.hrthm.2023.03.576

5.	Al-Ahmad, et al. (2022, September) Evaluation of a novel cardiac signal processing system for electrophysiology procedures: The PURE EP 2.0 study. https://onlinelibrary.wiley.com/doi/10.1111/jce.15250
6.	Cardiac Ablation Market. (2022, December). Global Market Insights. https://www.gminsights.com/industry-analysis/cardiac-ablation-market

For media inquiries:

Katie Freshwater

BioSig Technologies, Inc.

Vice President, Marketing

55 Greens Farms

Westport, CT 06880

kfreshwater@biosigtech.com

203-409-5444, x162

For investor relations:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133